Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

HERITAGE DISTILLING HOLDING COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(o)		$-	$8,625,000		0.00014760	$1,273.05
	Other	Representative’s warrants(2)	Rule 457(g)		-	-		-	-
	Equity	Common stock underlying the Representative’s warrants(3)(4)	Rule 457(o)		-	$431,250		0.00014760	$63.65
Secondary Offering	Equity	Common stock, par value $0.0001 per share	Rule 457(o)		-	$4,359,130	(5)	0.00014760	$643.41
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$13,415,380		0.00014760	1,980.11
	Total Fees Previously Paid							-	$1,782.27
	Total Fee Offsets							-	-
	Net Fee Due							-	$197.84

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Included in the price of the common stock. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(3)	We have agreed to issue to the representative of the underwriters warrants to purchase the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering (including any shares of common stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 100% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering. This registration statement also covers such shares of common stock issuable upon the exercise of the representative’s warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $431,250, which is equal to 100% of $431,250 (5% of $8,625,000). “Underwriting” contains additional information regarding underwriter compensation
(4)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.
(5)	For purposes of calculating the proposed maximum offering price, we have multiplied 871,826, representing the number of shares covered by the Resale Prospectus, by an assumed price of $5.00 per share.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		-	-	-		-
Fee Offset Sources	-	-	-		-						-
Rule 457(p)
Fee Offset Claims	-	-	-	-		-	-	-	-	-
Fee Offset Sources	-	-	-		-						-

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
-	-	-	-	-	-	-